Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Selected Consolidated Financial Data and Other Data” and to the incorporation by reference in the Registration Statements (Form F-3 No. 333-111615, Form S-8 No. 333-102860, Form S-8 No. 333-104062 and Form S-8 No. 333-134306, as amended) of Tsakos Energy Navigation Limited and in the related Prospectuses of our reports dated March 31, 2009 with respect to the consolidated financial statements of Tsakos Energy Navigation Limited and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2008.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

April 30, 2009